Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Second Quarter 2016 Results

Second quarter 2016 net income(1) per diluted share was $1.97

Operating EPS was $2.23

Second quarter 2016 return on equity excluding AOCI was 21.0 percent
 Operating ROE excluding AOCI increased 40 bps to 23.9 percent

MINNEAPOLIS — July 26, 2016 — Ameriprise Financial, Inc. (NYSE: AMP) today reported second quarter 2016 net income(1) of $335 million, or $1.97 per diluted share. Operating earnings were $379 million, with operating earnings per diluted share of $2.23. Results included $0.17 per share of unfavorable items outlined on page 3 of this release.

GAAP Results

Net revenues of $2.9 billion were down 8 percent, reflecting lower average equity markets compared to the year ago and asset management outflows, resulting in lower fee revenue. Net revenues for the current period included revenue of consolidated investment entities of $26 million compared to $141 million for the prior period primarily reflecting the deconsolidation of certain collateralized loan obligations and all property funds in the first quarter.

Expenses of $2.5 billion were down 2 percent as a result of lower distribution expenses and well controlled general and administrative expenses. Expenses also declined as a result of the deconsolidation of certain consolidated investment entities.

Operating Results

Operating net revenues of $2.9 billion were down 4 percent, reflecting lower average equity and other markets compared to the year ago, as well as asset management outflows, resulting in lower fee revenue.

Operating expenses of $2.4 billion were down 1 percent as a result of lower distribution expenses and well controlled general and administrative expenses. General and administrative expenses decreased 1 percent associated with the company’s ongoing reengineering and expense discipline that more than offset unfavorable items in the quarter.

In the quarter, the company continued to deliver a strong return to shareholders through share repurchases and dividends of $571 million. The company repurchased 4.7 million shares in the quarter, up from 3.4 million shares in the year ago period.

“Ameriprise delivered solid underlying results in the second quarter given increased volatility, lower average equity markets and persistently low interest rates,” said Jim Cracchiolo, chairman and chief executive officer. “We are focused on serving our clients and advisors and providing the personal advice and perspective investors need.”

(1)             Net income represents net income attributable to Ameriprise Financial.

“In this environment, clients remain cautious, which is reflected in slower activity and high cash balances. However, retail client assets increased to an all-time high and we had another strong quarter for experienced advisor recruiting during a time of change for the industry. In Asset Management, we continue to make progress in the U.S. and are implementing our initial plans to manage the post-UK referendum period effectively.

“The strength of our financial foundation and broad capabilities are differentiators for Ameriprise. We continue to invest for growth and return capital to shareholders at a meaningful level. Profitability remains quite strong and we’re delivering one of the highest returns on equity in the industry.”

Ameriprise Financial, Inc.

Second Quarter Summary

	Quarter Ended June 30,		% Better/	Per Diluted Share Quarter Ended June 30,		% Better/
(in millions, except per share amounts, unaudited)	2016	2015	(Worse)	2016	2015	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$335	$415	(19)%	$1.97	$2.23	(12)%
Adjustments, net of tax (1) (see reconciliation on p.13)	44	19	NM	0.26	0.10	NM
Operating earnings (2)	$379	$434	(13)%	$2.23	$2.33	(4)%
Weighted average common shares outstanding: Basic	168.3	183.8
Diluted	170.1	186.4

(1)     After-tax is calculated using the statutory tax rate of 35%.

(2)     The company believes the presentation of operating earnings best represents the economics of the business.  Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

NM  Not Meaningful — variance equal to or greater than 100%

Second quarter operating earnings included the following after-tax items:

	Quarter Ended June 30,		% Better/	Per Diluted Share Quarter Ended June 30,		% Better/
(in millions, except per share amounts, unaudited)	2016	2015	(Worse)	2016	2015	(Worse)
Auto & Home total catastrophe losses	$(24)	$(31)	23%	$(0.14)	$(0.17)	18%
Resolution of legal matter	(15)	—	NM	(0.09)	—	NM
Loss on sale of operations center real estate	(3)	—	NM	(0.02)	—	NM
Tax benefit	17	—	NM	0.10	—	NM
Previously disclosed items	(25)	(31)	19%	(0.15)	(0.17)	12%
DOL planning and implementation expenses	(5)	—	NM	(0.03)	—	NM
LTC reserves	—	12	NM	—	0.06	NM
Market impact on DAC/DSIC	1	(3)	NM	0.01	(0.02)	NM
Total items (1)	$(29)	$(22)	(32)%	$(0.17)	$(0.13)	(31)%

(1)     All items except the Tax benefit are shown after-tax using the statutory tax rate of 35%

NM Not Meaningful — variance equal to or greater than 100%

Second Quarter 2016 Business Highlights

•                  Total assets under management and administration were $777 billion as Ameriprise advisor client net inflows were more than offset by the unfavorable impact of foreign exchange rates related to the UK referendum and asset management net outflows.

•                  Advice & Wealth Management advisor client assets increased to $462 billion, reflecting continued strength in fee-based investment advisory net inflows, including $2.3 billion of net inflows in the quarter.

•                  On a trailing 12-month basis, operating net revenue per advisor declined 1 percent to $507,000, reflecting lower average equity markets, high market volatility and lower transactional client activity.

•                  Total advisors were 9,758, reflecting strong advisor retention and ongoing experienced advisor recruiting. The company added 98 experienced, productive advisors in the quarter.

•                  Ameriprise was well-represented in Barron’s annual “Top 100 Women Financial Advisors” list, with eight advisors recognized in the ranking.

•                  Asset Management segment AUM declined to $460 billion, primarily driven by the unfavorable impact of foreign exchange rates and net outflows.

•                  Investment performance remained strong with 116 four- and five-star funds at Columbia Threadneedle Investments.

•                  Columbia Threadneedle Investments announced an agreement to acquire Emerging Global Advisors, LLC, a New York-based registered investment advisor and provider of smart beta portfolios focused on emerging markets. The acquisition will expand the firm’s smart beta capabilities and is expected to close later this year.

•                  Columbia Threadneedle Investments launched three equity income smart beta exchange-traded funds (ETFs), the first in a series from the new Columbia Beta AdvantageSM family of rules-based, factor-driven, smart beta ETFs.

•                  Variable annuity policyholder account balances were $75 billion with sales of $1.2 billion in the quarter.

•                  Excess capital was approximately $2.0 billion. In the quarter, the company repurchased 4.7 million shares of common stock for $444 million, reflecting its strategy of adjusting the level of share repurchases based on the valuation of the stock, up from 3.4 million shares a year ago.  The company also paid $127 million in quarterly dividends.

•                  On June 17, more than 4,500 Ameriprise employees, advisors and clients worked together to provide food for people in need as part of our twice a year National Day of Service in partnership with Feeding America®. Working at 265 events across the country, the volunteers packaged, prepared and served meals for those struggling with hunger.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Advice & Wealth Management
Net revenues	$1,250	$1,274	(2)%
Expenses	1,029	1,054	2%
Pretax operating earnings	$221	$220	—

Pretax operating margin	17.7%	17.3%

	Quarter Ended June 30,		% Better/
	2016	2015	(Worse)
Retail client assets (billions)	$462	$453	2%
Wrap net flows (billions)	$2.3	$3.3	(30)%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$507	$512	(1)%

Advice & Wealth Management pretax operating earnings were up slightly to $221 million as growth in assets and higher earnings on cash balances were offset by lower client activity and lower average equity markets. Second quarter 2016 pretax operating margin increased to 17.7 percent from 17.3 percent a year ago.

Operating net revenues of $1.3 billion declined 2 percent as wrap account net inflows and higher earnings on cash balances were more than offset by lower client activity and a 5 percent decline in average equity markets1.

Operating expenses declined 2 percent to $1.0 billion as lower distribution expenses reflected lower transactional activity. General and administrative expenses were down 1 percent compared to a year ago. The company will continue to manage expenses while allocating resources to prepare for the Department of Labor fiduciary rule and maintaining targeted growth investments.

Total retail client assets increased to $462 billion, driven by client net inflows and client acquisition. Underlying business fundamentals and metrics remained strong and are consistent with the market environment. Wrap net inflows were $2.3 billion in the quarter, which contributed to a 4 percent increase in wrap balances to $190 billion. Total advisors were 9,758 reflecting strong retention and another successful recruiting quarter, with 98 experienced advisors moving their practices to Ameriprise. Lower client activity resulted in a 1 percent decrease in operating net revenue per advisor on a trailing 12-month basis to $507,000.

(1)             Represents the company’s internally calculated weighted equity index.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Asset Management
Net revenues	$739	$832	(11)%
Expenses	591	635	7%
Pretax operating earnings	$148	$197	(25)%

Pretax operating margin	20.0%	23.7%
Adjusted net pretax operating margin (1)	33.0%	39.1%

Item included in operating earnings:
Resolution of legal matter	$(9)	$—	NM

	Quarter Ended June 30,		% Better/
	2016	2015	(Worse)
Total segment AUM (billions)	$460	$503	(9)%

Total segment net flows (billions)	$(4.7)	$(2.0)	NM
Global Retail net flows, excl. former parent flows	$0.2	$0.5	(63)%
Global Institutional net flows, excl. former parent flows	$(2.6)	$1.5	NM
Former parent company related flows	$(2.3)	$(4.0)	43%

(1) See reconciliation on page 15

NM  Not Meaningful — variance equal to or greater than 100%

Asset Management pretax operating earnings were $148 million versus $197 million last year, driven by a 5 percent decline in average equity markets(2), net outflows and a $9 million expense from the resolution of a legacy legal matter.

Second quarter pretax operating margin was 20.0 percent compared to 23.7 percent a year ago. Adjusted net pretax operating margin was 33.0 percent compared to 39.1 percent a year ago. The legal matter impacted adjusted net pretax operating margin by 2.0 percent.

Operating net revenues of $739 million were down compared to a year ago, reflecting the impact of lower asset levels. AUM declined 9 percent to $460 billion from unfavorable foreign exchange rates and net outflows.

Operating expenses of $591 million declined 7 percent due to well managed general and administrative expenses and lower distribution expenses.

Net outflows were $4.7 billion in the quarter and were largely driven by institutional outflows in former parent related assets and short duration mandates, both of which had a low fee rate. Global retail flows included net outflows from UK and European investors reflecting the uncertainty related to the UK referendum, as well as reinvested dividends.

(2)    Represents the company’s internally calculated weighted equity index.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Annuities
Net revenues	$619	$651	(5)%
Expenses	473	501	6%
Pretax operating earnings	$146	$150	(3)%

Variable annuity pretax operating earnings	$118	$120	(2)%
Fixed annuity pretax operating earnings	28	30	(7)%
Total pretax operating earnings	$146	$150	(3)%

Item included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$1	$(5)	NM

	Quarter Ended June 30,		% Better/
	2016	2015	(Worse)
Variable annuity ending account balances (billions)	$74.6	$77.1	(3)%
Variable annuity net flows (millions)	$(512)	$(338)	(51)%
Fixed annuity ending account balances (billions)	$10.3	$11.2	(8)%
Fixed annuity net flows (millions)	$(256)	$(563)	55%

NM  Not Meaningful — variance equal to or greater than 100%

Annuities pretax operating earnings were $146 million, primarily reflecting lower average account balances due to lower average equity markets and outflows.

Variable annuity operating earnings declined slightly to $118 million, primarily driven by average account balances being lower in the quarter due to market levels, leading to lower mortality and expense fees. Variable annuity cash sales declined to $1.2 billion in the quarter, similar with recent industry trends. Account balances declined 3 percent to $75 billion, primarily reflecting net outflows and market depreciation.

Fixed annuity operating earnings declined to $28 million from $30 million as older policies continue to lapse and the interest rate environment remains challenging for investment yields.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Protection
Net revenues	$604	$600	1%
Expenses	567	528	(7)%
Pretax operating earnings	$37	$72	(49)%

Items included in operating earnings:
Market impact on DAC (mean reversion)	$—	$—	NM
LTC reserves	—	18	NM
Auto and home catastrophe losses	(37)	(48)	23%
Total protection impact	$(37)	$(30)	(23)%

	Quarter Ended June 30,		% Better/
	2016	2015	(Worse)
Life insurance in force (billions)	$196	$196	—
VUL/UL ending account balances (billions)	$11.2	$11.4	(2)%
Auto & Home policies in force (thousands)	956	952	—

NM  Not Meaningful — variance equal to or greater than 100%

Protection pretax operating earnings were $37 million compared to $72 million a year ago. Results in both periods included seasonally elevated catastrophe losses while the prior year period benefitted from an $18 million long term care reserve release.

Life and Health insurance earnings were lower than the prior year due to an $18 million long-term care reserve release in the prior year period.  Underlying results were solid in this low interest rate environment. Claims experience, while higher than a year ago, was within expected ranges. VUL/UL cash sales declined to $66 million and VUL/UL account balances declined 2 percent.

Auto and Home had an operating loss in the quarter driven by seasonally elevated catastrophe losses of $37 million, primarily from hail and wind storms in southern and central regions of the country. Management believes the enhancements made to underwriting, pricing and claims practices are improving performance in both short- and long-tailed coverages. As these business trends continue to emerge, the company anticipates that they will begin to be reflected in financial results.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Corporate & Other
Net revenues	$(7)	$(2)	NM
Expenses	69	55	(25)%
Pretax operating loss	$(76)	$(57)	(33)%

Items included in operating earnings:
DOL planning and implementation expenses	$(7)	$—	NM
Resolution of legal matter	$(14)	$—	NM
Loss on sale of operations center real estate	$(4)	$—	NM

NM  Not Meaningful — variance equal to or greater than 100%

Corporate & Other pretax operating loss was $76 million for the quarter compared to a $57 million loss a year ago. Included in the current quarter’s results was a $14 million expense from the resolution of a legacy legal matter, $7 million of incremental expenses related to the planning and implementation of the Department of Labor’s fiduciary standard, as well as a $4 million loss associated with the sale of operations center real estate.

Taxes

The second quarter 2016 operating effective tax rate was 20.4 percent, compared to 25.4 percent a year ago. The quarter included a $17 million benefit from the completion of tax audits from previous years. The company estimates that its full year 2016 operating effective tax rate will be approximately 23 percent.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statements in this news release concerning the company’s management of expenses;

•                  the statements in this news release concerning the company’s operating effective tax rate;

•                  the statements in this news release concerning the expected closing of the Emerging Global Advisors, LLC acquisition;

•                  the statements in this news release concerning the expected financial impact, and time during which impacts might be realized, of business trends in Auto and Home underwriting, pricing and claims practices;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein (such as the recent UK referendum on membership in the European Union), including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015 available at ir.ameriprise.com and the “Risk Factors” discussion included in Part II, Item 1A and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. For information about Ameriprise Financial entities, please refer to the Second Quarter 2016 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended June 30,		Per Diluted Share Quarter Ended June 30,
(in millions, except per share amounts, unaudited)	2016	2015	2016	2015
Net income attributable to Ameriprise Financial	$335	$415	$1.97	$2.23
Less: Net income (loss) attributable to consolidated investment entities	—	—	—	—
Add: Integration/restructuring charges(1)	—	1	—	0.01
Add: Market impact on variable annuity guaranteed benefits(1)	58	36	0.34	0.19
Add: Market impact on indexed universal life benefits(1)	(5)	(5)	(0.03)	(0.03)
Add: Market impact of hedges on investments(1)	19	1	0.11	0.01
Add: Net realized investment (gains) losses(1)	(5)	(5)	(0.03)	(0.03)
Add: Tax effect of adjustments (2)	(23)	(9)	(0.13)	(0.05)
Operating earnings	$379	$434	$2.23	$2.33

Weighted average common shares outstanding:
Basic	168.3	183.8
Diluted	170.1	186.4

(1)     Pretax operating adjustment.

(2)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended June 30,
(in millions, unaudited)	2016	2015
Total net revenues	$2,871	$3,128
Less: CIEs revenue	26	141
Less: Net realized investment gains (losses)	5	5
Less: Market impact on indexed universal life benefits	3	—
Less: Market impact of hedges on investments	(19)	(1)
Operating total net revenues	$2,856	$2,983

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended June 30,
(in millions, unaudited)	2016	2015
Total expenses	$2,461	$2,513
Less: CIEs expenses	25	80
Less: Integration/restructuring charges	—	1
Less: Market impact on variable annuity guaranteed benefits	58	36
Less: Market impact on indexed universal life benefits	(2)	(5)
Operating expenses	$2,380	$2,401

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended June 30,
(in millions, unaudited)	2016	2015
Operating total net revenues	$2,856	$2,983
Operating expenses	2,380	2,401
Pretax operating earnings	$476	$582

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended June 30,
(in millions, unaudited)	2016	2015
General and administrative expense	$763	$792
Less: CIEs expenses	1	21
Less: Integration/restructuring charges	—	1
Operating general and administrative expense	$762	$770

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2016
(in millions, unaudited)	GAAP	Operating
Pretax Income	$410	$476
Income tax provision	$75	$97
Effective tax rate	18.4%	20.4%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended June 30, 2015
(in millions, unaudited)	GAAP	Operating
Pretax Income	$615	$582
Less: Pretax income attributable to noncontrolling interests	61	—
Pretax income excluding consolidated investment entities	$554	$582
Income tax provision	$139	$148

Effective tax rate	22.6%	25.4%
Effective tax rate excluding noncontrolling interests	25.1%	25.4%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended June 30,
(in millions, unaudited)	2016	2015
Operating total net revenues	$739	$832
Less: Distribution pass through revenues	203	219
Less: Subadvisory and other pass through revenues	88	102
Adjusted operating revenues	$448	$511

Pretax operating earnings	$148	$197
Less: Operating net investment income	5	4
Add: Amortization of intangibles	5	7
Adjusted operating earnings	$148	$200

Pretax operating margin	20.0%	23.7%
Adjusted net pretax operating margin	33.0%	39.1%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended June 30,
(in millions, unaudited)	2016	2015
Net income attributable to Ameriprise Financial	$1,453	$1,653
Less: Loss from discontinued operations, net of tax	—	(1)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,453	1,654
Less: Adjustments (1)	(174)	(39)
Operating earnings	$1,627	$1,693

Total Ameriprise Financial, Inc. shareholders’ equity	$7,381	$8,176
Less: Accumulated other comprehensive income, net of tax	459	706
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	6,922	7,470
Less: Equity impacts attributable to the consolidated investment entities	114	280
Operating equity	$6,808	$7,190

Return on equity excluding AOCI	21.0%	22.1%
Operating return on equity excluding AOCI (2)	23.9%	23.5%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and the impact of consolidating certain investment entities.  After-tax is calculated using the statutory tax rate of 35%.

(2)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended June 30,		% Better/
(in millions, unaudited)	2016	2015	(Worse)
Revenues
Management and financial advice fees	$1,439	$1,518	(5)%
Distribution fees	448	472	(5)
Net investment income	372	423	(12)
Premiums	372	368	1
Other revenues	248	354	(30)
Total revenues	2,879	3,135	(8)
Banking and deposit interest expense	8	7	(14)
Total net revenues	2,871	3,128	(8)
Expenses
Distribution expenses	803	835	4
Interest credited to fixed accounts	158	160	1
Benefits, claims, losses and settlement expenses	597	543	(10)
Amortization of deferred acquisition costs	87	94	7
Interest and debt expense	53	89	40
General and administrative expense	763	792	4
Total expenses	2,461	2,513	2
Pretax income	410	615	(33)
Income tax provision	75	139	46
Net income	335	476	(30)
Less: Net income attributable to noncontrolling interests	—	61	NM
Net income attributable to Ameriprise Financial	$335	$415	(19)

NM  Not Meaningful — variance equal to or greater than 100%